Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-287237-01) of ERP Operating Limited Partnership,
(2)
Registration Statements (Forms S-4 No. 333-44576 and No. 333-36053) of ERP Operating Limited Partnership;

of our reports dated February 13, 2026, with respect to the consolidated financial statements and schedule of ERP Operating Limited Partnership and the effectiveness of internal control over financial reporting of ERP Operating Limited Partnership included in this Annual Report (Form 10-K) of ERP Operating Limited Partnership for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois
February 13, 2026